EXHIBIT 99.1
NEWS RELEASE
Harsco Corporation Camp Hill, PA 17011 USA www.harsco.com	Media Contact Kenneth D. Julian 717.730.3683 kjulian@harsco.com	Investor Contact Eugene M. Truett 717.975.5677 etruett@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION ANNOUNCES AGREEMENT ON SALE OF
GAS TECHNOLOGIES BUSINESS GROUP

HARRISBURG, PA (November 28, 2007). . . Worldwide industrial services company Harsco Corporation (NYSE: HSC) announced today that it has signed a definitive agreement to sell its Gas Technologies business group, Harsco GasServ, to Wind Point Partners, a private equity investment firm with offices in Chicago, Illinois for a total purchase price of $340 million.  The terms include $300 million payable in cash at closing and $40 million payable in the form of an earnout, contingent on the Gas Technologies group achieving certain performance targets in 2008 or 2009.  The transaction is expected to close in the near future and has already received regulatory approval.

Harsco Chairman and CEO Derek C. Hathaway said, “Given our initial announcement in January of our intention to divest the Harsco GasServ business group and the time elapsed since then, it can reasonably be concluded that this has been a long and arduous process, certainly exacerbated by the U.S. ‘credit crunch.’  Notwithstanding the timing, we believe we have accomplished our goals for achieving maximum value for our stockholders in conjunction with finding a suitable new home for this business.  We wish the new owners and all of the employees every continuing success.”

Included in the transaction are the four complementary manufacturing and service businesses that comprise the Harsco GasServ group:

•	Taylor-Wharton cryogenic storage units and compressed gas cylinders
•	American Welding & Tank propane tanks
•	Sherwood precision valves
•	Structural Composites Industries lightweight, filament-reinforced composite cylinders

As previously announced, proceeds from the sale will provide capital to fund Harsco’s continuing organic growth initiatives and other opportunities in its core businesses, as well as debt reduction.

Citigroup Global Markets Inc. is acting as exclusive financial advisor to Harsco.

Harsco Corporation is one of the world’s leading diversified industrial services companies, serving major customers in the non-residential construction and infrastructure, steel and metals, energy and railway industries.  The Company posted 2006 revenues of $3.4 billion and employs approximately 21,500 people worldwide.  Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index.  Additional information can be found at www.harsco.com.

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